Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
MORGAN STANLEY DIRECT LENDING FUND

ARTICLE I

1.1                               The name of the Corporation is Morgan Stanley Direct Lending Fund (the “Corporation”)

ARTICLE II

2.1                               The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

3.1                               The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

ARTICLE IV

4.1                               Authorized Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000 of which 100,000,000 shares shall be common stock having a par value of $0.001 per share (the “Common Stock”) and 1,000,000 shares shall be preferred stock having a par value of $0.001 per share (the “Preferred Stock”).

4.2                               Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation (as defined below), the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.

4.3                               Preferred Stock. To the extent permitted by the Investment Company Act of 1940, as amended (the “Investment Company Act”), the board of directors of the Corporation (the “Board of Directors”) is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (each, a “Preferred Stock Designation”) and as may be permitted by the Delaware General Corporation Law. The Board of Directors may classify any unissued shares of Preferred Stock of any class or series from time to time, in one or more classes or series of Preferred Stock, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation. Unless otherwise provided in this Certificate of Incorporation, the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. Notwithstanding anything to the contrary set forth herein or in any certificate of designation relating to any series of Preferred Stock, if one or more series of Preferred Stock is entitled, either separately or together with the holders of one or more other such series, to elect one or more directors, all series of Preferred Stock shall be entitled to participate in the vote to elect such directors, voting as a single class.

4.4                               Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; and (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers (including exclusive voting rights, if any), restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series.

4.5                               Fractional Shares.  The Corporation shall have the authority to issue fractional shares. Any fractional shares of capital stock shall carry proportionally all of the rights of a whole share, including, without limitation, the right to vote and the right to receive dividends and other distributions.

4.6                               Certificate of Incorporation and Bylaws. All persons who acquire stock of the Corporation acquire the same, and the rights of all stockholders and the terms of all stock are, subject to the provisions of the certificate of incorporation (the “Certificate of Incorporation”) and the bylaws of the Corporation (the “Bylaws”). The Board of Directors shall have the exclusive power, at any time, to make, alter, amend or repeal the Bylaws.

4.7                               Inspection of Books and Records. A stockholder that is otherwise eligible under applicable law to inspect the Corporation’s books of account, stock ledger, or other specified documents of the Corporation shall have no right to make such inspection if the Board of Directors determines that such stockholder has an improper purpose for requesting such inspection.

ARTICLE V

5.1                               The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
Orit Mizrachi	c/o Morgan Stanley 1585 Broadway New York, New York 10036

5.2                               The powers of the sole incorporator shall terminate upon the filing of this Certificate of Incorporation, and the names and mailing addresses of the persons who are to serve as directors until their successors are elected and qualified are as follows:

Name(1)	Position, Director Class	Expiration of Initial Term
David N. Miller	Chair of the Board of Directors, Class I Director	2020
Kevin Shannon	Class I Director	2020
Jeffrey S. Levin	Class II Director	2021
Joan Binstock	Class II Director	2021
Bruce Frank	Class III Director	2022
Adam Metz	Class III Director	2022

(1)         The address for each of the directors is c/o Morgan Stanley Direct Lending Fund, 1585 Broadway, New York, New York 10036

ARTICLE VI

6.1                               Powers of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws as provided by the Bylaws, subject to the power of the stockholders to alter or repeal any bylaw whether adopted by them or otherwise.

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by a majority of the votes cast by stockholders present in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy), unless a higher vote is required by applicable law, shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Bylaws.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the statutes of Delaware, this Certificate of Incorporation, and to any bylaws of the Corporation; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

6.2                               Number of Directors. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors either by resolution or bylaw adopted by the affirmative vote of a majority of the entire Board of Directors.

6.3                               Classes of Directors. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director such term shall extend until his or her successor shall be elected and shall qualify or until his or her earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial term of office of directors of Class I shall expire at the annual meeting of stockholders in 2020, the initial term of office of directors of Class II shall expire at the annual meeting of stockholders in 2021 and the initial term of office of directors of Class III shall expire at the annual meeting of stockholders in 2022. At each annual meeting of stockholders a number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.

At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order to more nearly achieve equality of number of directors among the classes.

Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of his or her current term, or his or her prior death, resignation or removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to any class, the Board of Directors shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation.

6.4                               Vacancies. Subject to applicable requirements of the Investment Company Act, including Section 16(b) thereunder, and except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies. Subject to the provisions of this Certificate of Incorporation, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

6.5                               Elections. Except as may otherwise be provided in the Bylaws, directors shall be elected by the affirmative vote of the holders of a majority of the votes cast by stockholders present in person or by proxy at an annual or special meeting duly called for such purpose and entitled to vote thereat. Election of directors to the Board of Directors need not be by ballot unless the Bylaws so provide.

6.6                               Extraordinary Actions.  Except as specifically provided in Section 6.10 (relating to removal of directors), notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

6.7                               Quorum.  The determination of whether a quorum has been established for a meeting of the Corporation’s stockholders shall be as set forth in the Bylaws.

6.8                               Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.3 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

6.9                               Determinations by the Board of Directors. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors consistent with this Certificate of Incorporation, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of this Certificate of Incorporation (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, this Certificate of Incorporation, the Bylaws or otherwise to be determined by the Board of Directors.

6.10                        Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

ARTICLE VII

7.1                               Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Delaware General Corporation Law, as amended from time to time. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 7 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

7.2                               Indemnification. The Corporation, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

ARTICLE VIII

8.1                               Powers of Stockholders to Act by Written Consent. Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting if a unanimous consent which sets forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and is filed with the records of the meetings of the stockholders.

8.2                               Special Meetings of Stockholders. Special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board or the Chief Executive Officer of the Corporation or by a resolution adopted by the affirmative vote of a majority of the Board of Directors.

ARTICLE IX

9.1                               Amendment. The Corporation reserves the right to amend any provision contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

9.2                               Miscellaneous. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

9.3                               Duration of the Corporation. The Corporation shall continue perpetually unless terminated pursuant to the provisions contained herein or pursuant to any applicable provision of the Delaware General Corporation Law.

9.4                               Exclusive Forum. To the fullest extent permitted by law, unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Bylaws or this Certificate of Incorporation, or the securities, antifraud, unfair trade practices or similar laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a federal or state court located in the state of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed, to the fullest extent permitted by law, to have notice of and consented to the provisions of this Section 9.4 and to have irrevocably submitted to, and waived any objection to, the exclusive jurisdiction of such courts in connection with any such action or proceeding and consented to process being served in any such action or proceeding, without limitation, by United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid.

IN WITNESS WHEREOF, the undersigned, for the purpose of forming a corporation under the laws of the state of Delaware, has caused this Certificate of Incorporation to be executed this [•] day of [•], 2019.

By:
Name: Orit Mizrachi
Title: Sole Incorporator

[Signature Page to Morgan Stanley Direct Lending Fund Certificate of Incorporation]